FOR IMMEDIATE RELEASE

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Extreme Networks, Inc.
Investor Relations                    Public Relations
408/579-3030                        408/579-3483
investor_relations@extremenetworks.com         gcross@extremenetworks.com

FOR IMMEDIATE RELEASE
EXTREME NETWORKS ANNOUNCES STRATEGIC RESTRUCTURING PLAN AND PRELIMINARY REVENUE AND EPS FOR FISCAL Q4 2011
SANTA CLARA, Calif., July 14, 2011. Extreme Networks, Inc., (Nasdaq: EXTR) today announced the next step in its strategic transformation with a restructuring plan that will lower operating costs in FY'12 by approximately $20 million with the goal of enabling the company to achieve consistent double digit operating income. The restructuring plan will affect approximately 110 people or 16% of its worldwide workforce, and the company will take a pretax restructuring charge of approximately $3.5 million in its fiscal Q4 which ended July 3, 2011.
As part of the organizational changes, the company will be consolidating most of its software engineering resources into its current facilities in lower cost venues, and expects the consolidation to be complete by the end of the calendar year. Transitioning these resources to lower cost areas will enable the company to enhance its R&D investment in new product development and innovation by increasing headcount over the course of the year. The company is reducing headcount in all functional areas outside of R&D, to better align its cost structure with it stated operating model.

“Extreme Networks is progressing as planned with its strategic company transformation. In Q3 we announced a shift in our strategic focus to target select high-growth vertical markets by aligning designated sales and marketing resources to bring more focus to these market verticals. We also focused our R&D investments by aligning our efforts around a single product architecture which is expected to raise R&D productivity and drive more feature velocity,” said Oscar Rodriguez, president and CEO for Extreme Networks. “Now, we are rebalancing employee levels in all organizations to drive down fixed costs, while continually working to lower variable operating costs to ensure market competitiveness. We expect these changes will allow us to drive a competitive stance by increasing R&D resources to advance product leadership and by driving more investment in field marketing and brand awareness, while allowing the company to attain consistent double-digit operating income.“

Rodriguez continued, “I expect that these actions and the actions we have taken over the last 2 quarters, in combination with the new mobility and hosted data center products we have announced for delivery in FY'12, will position the company for stronger financial results and improved returns for our shareholders.”

In addition to announcing the restructuring plan, the company also announced that it anticipates that Fiscal Q4 2011 revenue will be above prior guidance of $80-$85 million, and will be in the range of $88 - $90 million. In addition, non-GAAP EPS for the quarter should be $0.01 to $0.02 per share, compared to prior guidance of $0.03 - $0.05 per share. EPS on a GAAP basis is anticipated to be a loss in the range of $0.02 - $0.04 per share, and includes estimated charges of approximately $1.5 million for stock-based compensation expense and $ 3.1 million for restructuring charges, net of reversals.

The company will provide more details on its quarterly results during its Q4 earnings conference call scheduled for Monday, August 1, 2011.

Non-GAAP Financial Measures
Extreme Networks provides all financial information required in accordance with generally accepted accounting principles (GAAP).  To supplement financial information presented in accordance with GAAP, the company is also providing with this press release non-GAAP earnings/loss per diluted share.  In preparing non-GAAP information, the company has excluded, where applicable, the impact of restructuring charges and share-based compensation.  The company believes that excluding these items provides both management and investors with additional insight into its current operations, the trends affecting the company and marketplace performance.  In particular, management finds it useful to exclude these items in order to more readily correlate the operating activities with the ability to generate cash from operations.  Accordingly, management uses these non-GAAP measures, along with the comparable GAAP information, in evaluating historical performance and in planning future business activities.  Please note that the company's non-GAAP measures may be different than those used by other companies.  The additional non-GAAP financial information that is presented should be considered in conjunction with, and not as a substitute for, financial information presented in accordance with GAAP.   Extreme Networks uses both GAAP and non-GAAP measures to evaluate and manage its operations.

About Extreme Networks, Inc.
Extreme Networks delivers networks for the mobile world. The company's open network solutions enable a quality user experience, providing a platform for improved business agility. From the converged mobile edge of enterprises to virtualized clouds, and from data centers to global carrier networks that backhaul mobile traffic, Extreme Networks extensible services architecture helps set a foundation for mobility, user awareness and faster performance to empower people and machines to connect and move seamlessly. Extreme Networks is headquartered in Santa Clara, California, with offices in more than 50 countries worldwide. For more information, visit: www.extremenetworks.com

Extreme Networks and the Extreme Networks logo are either registered trademarks or trademarks of Extreme Networks, Inc. in the United States and/or other countries.

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This announcement contains forward-looking statements that involve risks and uncertainties, including statements regarding the Company's preliminary financial results. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to adjustments based upon further review of the company's financial results for its fiscal quarter ended July 3, 2011, as well as the company's ability to complete its restructuring efforts according to plan and in the expected timeframe. The company undertakes no obligation to update the forward-looking information in this release. More information about potential factors that could affect the company's business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, under the captions: "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Risk Factors," which are on file with the Securities and Exchange Commission.